EXHIBIT 99.1

Spotlight Innovation Inc. Welcomes New Members to its Board of Directors

WEDNESDAY, FEBRUARY 24, 2016, WEST DES MOINES, IOWA

Spotlight Innovation Inc. (OTCQB: STLT) announces today the addition of John M. Krohn, Jack E. Price, Craig A. Lang and Steven Katz as new members to its board of directors.

Cris Grunewald, President and Chief Executive Officer of Spotlight Innovation, said, "The addition of these highly experienced healthcare and other business executives will help guide Spotlight Innovation in the execution of our new and highly focused commercialization strategy. This is one in a series of changes we have recently made in anticipation of entering the capital market. Other steps included engaging WithumSmith+Brown, PC as our new independent registered public accounting firm and retaining Saul Ewing LLP as outside counsel. We have also strengthened our management team and added other new professionals."

New Board Members

John M. Krohn is a Senior Financial Services Advisor with Principal Financial Group, a global investment management leader. He is Spotlight Innovation's largest investor. Mr. Krohn is also an investor in and a board member of other companies. Prior experience includes Chief Financial Officer positions with two central Iowa companies, Vice President of Operations for Economy Data Products from 1994 to 1996, and Controller for Seneca Corporation, a Des Moines, Iowa-based petroleum services company from 1986 to 1994. Mr. Krohn, a CPA, is a 1981 graduate of the University of Iowa with a degree in Accounting.

Jack E. Price is a Founding Partner of J. Price & Associates which provides business, product and acquisition strategies to emerging high technology medical and other companies. From 2003 to 2006 Mr. Price was President and Chief Executive Officer of VSM MedTech Ltd., a publicly traded and leading supplier of magnetoencephalography (MEG) systems for noninvasive imaging of brain function. From 1993 to 2003 he was President and Division Chief Executive Officer of Philips Medical Systems North America, a leading manufacturer of diagnostic imaging systems, healthcare information technology solutions, healthcare informatics, patient monitoring, and cardiac devices. Mr. Price has degrees in Mathematics and Zoology from the University of Oregon and has served on a number of public and private boards.

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Craig A. Lang is President of The Prairie Strategy Group, a policy, communication and logistics consulting company. He is also President of Windward Iowa, an organization advocating for clean energy. From 2001 to 2011 he was Chairman of the Board of FBL Financial, an insurance and annuity company. From 2005 to 2009 Mr. Lang was the Lead Director and Chair of the Compensation Committee of Iowa Telecom. From 2001 to 2011 he was President of the Iowa Farm Bureau Federation, Iowa's largest general farm organization which promotes policies adopted by its membership. Prior to the above, Mr. Lang was Chairman of the Board of Iowa's Grow Values Fund, a $100 million seed fund program supported by Iowa Economic Development. Mr. Lang received a Bachelors of Science degree from Iowa State University in 1973.

Steven Katz is President of Steven Katz & Associates, Inc., a life sciences/health care and technology management consulting firm focusing on strategic planning, corporate development and technology licensing, since 1982. From November 2006 to August 2008 he was Chairman of the Board and President of GammaCan International, Inc., a Bulletin Board listed public company engaged in the development of a plasma-derived pharmaceutical product. From January 2000 to October 2001 Mr. Katz was President, Chief Operating Officer and a director of Senesco Technologies, Inc., an American Stock Exchange listed company engaged in the identification and development of proprietary gene technology. Prior positions included General Manager of a non-banking business unit of Citigroup, National Patent Development Corporation, and Price Waterhouse & Co. Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He has proxy contest experience and has served as a member of the board of directors of many publicly-held and several privately-held companies.

These four individuals join Cristopher Grunewald who was previously the sole director of Spotlight Innovation Inc.

Comprehensive biographies of the new board members are available at www.spotlightinnovation.com/board-of-directors/ and in the Company Overview presentation which can be viewed at www.spotlightinnovation.com/investors/. The press release announcing the engagement of WithumSmith+Brown, PC can be found at www.spotlightinnovation.com/press-releases/.

About Spotlight Innovation Inc.

Spotlight Innovation Inc. (OTCQB: STLT) identifies and acquires rights to innovative and proprietary platform technology candidates with a focus on cancer drugs and related treatment therapies, solutions for infectious disease, and other specialty and unique opportunities. Access to platform technology candidates is accomplished via our extensive relationships with many leading academic institutions and other sources. We provide value-added development capability and funding in order to accelerate development progress. When commercially significant benchmarks have been achieved, we will partner with proven market leaders via sale, out-license or strategic alliance. For more information, visit www.spotlightinnovation.com or follow us on www.twitter.com/spotlightinno.

Source: Spotlight Innovation Inc.

Press Contact

Rene Erickson

Spotlight Innovation Inc.

1-515-274-9087

corpcomm@spotlightinnovation.com

Investor Contact

Bob Woods

CEOcast, Inc.

1- 212-732-4300

rwoods@ceocast.com